EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Avient Corporation 2020 Equity and Incentive Compensation Plan of our reports dated February 22, 2023, with respect to the consolidated financial statements of Avient Corporation and the effectiveness of internal control over financial reporting of Avient Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

May 11, 2023